CODE OF ETHICS

I.   Introduction

The Princeton Private Equity Fund (the “Fund”) has adopted this Code of Ethics (the “Code”) in order to set forth guidelines and procedures that promote ethical practices and conduct by all of the Fund’s Access Persons and to ensure that they comply with the federal securities laws.  To the extent that any such individuals  are subject to compliance  with the Code of Ethics of the Fund’s adviser, (the “Adviser”), as applicable, whose Codes of Ethics complies with Rule 17j-1, compliance by such individuals with the provisions of the Code of the applicable Adviser shall constitute  compliance  with  this  Code.  Although  this  Code  contains  a  number  of  specific standards and policies, there are four key principles embodied throughout the Code.

1.   The  interests  of the  Fund  must  always  be  paramount.    Access  Persons  have  a legal, fiduciary duty to place the interests of the Fund ahead of their own.  In any decision relating to their  personal  investments,  Access  Persons  must  scrupulously  avoid  serving  their  own interests ahead of those of the Fund.

2.   Access  Persons  may not take  advantage  of their  relationship  with the Fund.   Access Persons  should  avoid  any  situation  (e.g.  unusual  investment   opportunities,   perquisites, accepting gifts of more than token value from persons seeking to do business with the Fund) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of the Fund.

3.   All Personal  Securities  Transactions  should  avoid  any actual,  potential,  or  apparent conflicts of interest.  Although all Personal Securities Transactions by Access Persons must be conducted in a manner consistent with this Code, the Code itself is based on the premise that Access Persons  owe a fiduciary  duty to the Fund, and should avoid any activity that creates  an  actual,   potential,   or  apparent   conflict   of  interest.  This  includes   executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Access Persons must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically  prevent  scrutiny  of trades  that  show  a  pattern  of abuse  of an  individual’s fiduciary duty to the Fund.

4.   Access Persons must comply with all applicable laws.  In both work-related and personal activities,  Access  Persons  must  comply  with  all  applicable  laws,  including  the  federal securities laws.

Any violations  of this code should  be reported  promptly  to the Chief Compliance  Officer. Failure to do so will be deemed a violation of the code.

II.  DEFINITIONS

“Access Person” shall have the same meaning as set forth in Rule 17j-1 under the Investment

Company Act of 1940, as amended (the “1940 Act”) and shall include:

1.   Any officers, trustees, general partner or employee (or persons occupying a similar status or performing a similar function) of the Fund;

2.   Any  officers,  general  partner  or  employee  (or  persons  occupying  a  similar  status  or performing a similar function) of the Adviser to the Fund;

3.   Any officer, director, general partner or employee of the Fund or the Adviser (or of any company  controlling  or controlled  by or under  common  control  with the Fund or the Adviser)   who,  in  connection   with  his  or  her  regular  functions   or  duties,   makes, participates  in,  or  obtains  information   regarding  the  purchase  or  sale  of  Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale; and

4.   Any other natural  person  controlling,  controlled  by or under  common control  with the Fund or the Adviser who obtains information  concerning recommendations  made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

“Adviser” means Princeton Fund Advisors, LLC

“Affiliated  Person”  of  an  adviser  includes  (i)  any  person  directly  or  indirectly  owning, controlling, or holding with power to vote, 5 percent or more of the outstanding voting securities of the adviser  (this could  be a person  or a company,  including  any parent  company;  (ii) any person 5 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the adviser (i.e., a company where the adviser owns

5 percent or more of the company); (iii) any person directly or indirectly controlling, controlled by, or under common control with, the adviser (e.g. if the adviser is owned by a parent company, any  other  companies  owned  by  the  parent);  or  (iv)  any  officer,  trustee,  partner,  managing member, or co-partner of the adviser. Section 2(a) of the 1940 Act.  A non-officer employee of an adviser to an interval fund is not a Reporting Person.  Rule 30h-1 under the 1940 Act.

“Beneficial  Ownership”  means in general and subject to the specific provisions  of Rule 16a-

1(a)(2) under the Securities Exchange  Act of 1934, as amended,  having or sharing, directly or indirectly, through any contract arrangement, understanding,  relationship,  or otherwise, a direct or indirect “pecuniary interest” in the security.

“Chief Compliance  Officer” means the Code of Ethics Compliance Officer of the Fund with respect to Trustees and officers of the Fund covered by this Code.

“Code” means this Code of Ethics.

“Covered Security”  means any Security, except (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-

term  debt  instruments,  including  repurchase  agreements,  and (iii)  shares  issued  by open-end mutual funds, except funds services by Gemini or NLCS.

“Decision Making Access Person” means any Access Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or   sale  of  a   security   by  the  Fund,   or   whose   functions   relate   to   the   making   of  any recommendations  with respect to such purchases or sales. Decision Makers typically are Adviser personnel.

“Fund” means the Princeton Private Equity Fund.

“Immediate   family”   means  an  individual’s   spouse,   child,   stepchild,   grandchild,   parent, stepparent,   grandparent,   siblings,   mother-in-law,   father-in-law,   son-in-law,   daughter-in-law, brother-in-law, or sister-in-law and should include adoptive relationships.   For purposes of determining whether an Access Person has an “indirect pecuniary interest” in securities, only ownership  by “immediate  family”  members sharing the same household  as the Access Person will be presumed to be an “indirect pecuniary interest” of the Access Person, absent special circumstances.

“Independent  Trustees”  means  those  Trustees  of  the  Fund  that  would  not  be  deemed  an

“interested person” of the Fund, as defined in Section 2(a)(19)(A) of the 1940 Act.

“Indirect Pecuniary Interest” includes, but is not limited to: (a) securities held by members of the person’s Immediate Family sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in portfolio securities held by a general or limited  partnership;  (c) a  person’s  right  to  dividends  that  is separated  or  separable  from  the underlying  securities  (otherwise,  a  right  to  dividends  alone  will  not  constitute  a  pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security,  whether or not presently exercisable; and (f) a performance-related  fee, other than an asset based fee, received by  any  broker,  dealer,  bank,  insurance  company,  investment  company,  investment  manager, trustee, or person or entity performing a similar function, with certain exceptions.

“Initial  Public  Offering”  means  an offering  of securities  registered  under  Securities  Act  of

1933,  as  amended   (the  “Securities   Act”),   the  issuer   of  which,   immediately   before  the registration,  was not subject to the reporting requirements of Section 13 of Section 15(d) of the Securities Exchange Act.

“Investment Personnel” means (i) any employee of the Fund or the Fund’s investment advis2r or  sub-adviser  (or  any  company  in  a  Control  Relationship  with  the  Fund  or  its  investment advis2r) who, in connection with his or her regular functions or duties, makes or participates in making recommendations  regarding the purchase or sale of securities by the Fund and (ii) any natural person who controls the Fund or its investment advis2r or sub-adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant or Rule 504, Rule 505 or Rule 506 under the Securities Act.

“Officer”  of  an  entity  includes  the  entity’s  president,  principal  financial  officer,  principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of  the  issuer  in  charge  of  a  principal  business  unit,  division  or  function  (such  as  sales, administration  or finance),  any other  officer  who  performs  a policy-making  function,  or any other person who performs similar policy-making functions for the Fund, including the Chief Compliance Officer.

“Pecuniary  Interest”  means  the opportunity,  directly  or indirectly,  to profit  or share in any profit derived from a transaction in securities.

“Personal  Securities  Transaction”  means any transaction in a Covered  Security in which an

Access Person has a direct or indirect Pecuniary Interest.

“Purchase  or  Sale  of  a  Security”  includes  the  writing  of an  option  to  purchase  or  sell  a Security. A Security shall be deemed “being considered for Purchase or Sale” for the Fund when a recommendation  to purchase or sell has been made and communicated  by a Decision Making Access Person, and, with respect to the person making the recommendation,  when such person seriously considers making such a recommendation.   These recommendations  are placed on the “Restricted  List”  until they are no longer  being considered  for  Purchase  or Sale, or until the Security has been purchased or sold.

“Restricted  List” means the list of securities maintained  by the Chief Compliance  Officer in which trading by Access Persons is generally prohibited.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust  certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, an interest or instrument  commonly known as “security”, or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

III. PROHIBITED ACTIONS AND ACTIVITIES

1.   No Access Person shall purchase or sell directly or indirectly, any Covered Security in which  he or she has, or by reason  of such transaction  acquires,  any direct  or indirect beneficial  ownership and which he or she knows or should  have known  at the time of such purchase or sale;

a.   Is being considered for purchase or sale by the Fund, or

b.   Is being purchased or sold by the Fund.

2.   Decision-Making  Access Persons,  with the exception  of the independent  trustees,  may not participate  in any initial public offering of Covered Securities  in any account  over which they exercise Beneficial Ownership.   All other Access Persons, with the exception of the independent trustees, must obtain prior written authorization from the Chief Compliance Officer prior to such participation;

3.   No  Access  Person,  with  the  exception  of  the  independent  trustees,  may  purchase  a Covered  Security  in  which  by  reason  of  such  transaction   they  acquire  Beneficial Ownership in a private placement of a Security, without prior written authorization of the acquisition by the Chief Compliance Officer;

a.   An Access Person of the Fund who is also an access person of the Fund’s principal underwriter  or its affiliates or an access person  of the Fund’s Adviser  may submit reports required by this Section on forms prescribed by the Code of Ethics of such principal underwriter, or investment adviser provided that such forms contain substantially the same information as called for in the forms required by this Section and comply with the requirements of Rule 17j-1(d) (1).

4.   Access  Persons  may  not  accept  any  fee,  commission,  gift,  or  services,  other  than  de minimis gifts, from any single person or entity that does business with or on behalf of the Fund;

5.   Decision-Making  Access Persons,  with the exception  of the independent  trustees,  may not  serve  on  the  board  of  directors   of  a  publicly  traded  company   without  prior authorization from the Chief Compliance Officer based upon a determination that such service would be consistent with the interests of the Fund.  If such service is authorized, procedures  will then be put in place to isolate  such Decision-Making  Access  Persons serving as directors of outside entities from those making investment decisions on behalf of the Fund.

Advanced  notice  should  be given  so that the Fund and Adviser  may take such action concerning the conflict as deemed appropriate by the Chief Compliance Officer.

6.   Decision-Making  Access Person, with the exception of the independent trustees, may not execute a Personal Securities Transaction  involving a Covered Security without authorization of the Chief Compliance Officer or such persons who may be designated by the Chief Compliance Officer from time to time.

7.   It shall be a violation of this Code for any Access Person, in connection with the purchase or sale, directly or indirectly, of any Covered Security held or to be acquired by a Fund:

a.   to employ any device, scheme or artifice to defraud the Fund;

b.   to make to the Fund any untrue statement of a material fact or to omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c. to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

d.   to engage in any manipulative practice with respect to the Fund.

8.  EXEMPTED TRANSACTIONS.   The provisions described above under the heading Prohibited Actions and Activities and the preclearance procedures under the heading Preclearance of Personal Securities Transactions do not apply to:

a.   Purchases  or Sales of Securities effected in any account in which an Access Person has no Beneficial Ownership;

b.   Purchases  or  Sales  of Securities  which  are  non-volitional  on  the  part  the  Access

Person (for example, the receipt of stock dividends);

c.

Purchase of Securities made as part of automatic dividend reinvestment plans;

d.   Purchases  of  Securities  made  as  part  of  an  employee  benefit  plan  involving  the periodic purchase or company stock or mutual funds; and

e.

Purchases  of Securities  effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

IV. PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

All Access Persons wishing to engage in a Personal Securities Transaction must obtain prior authorization of any such Personal Securities Transaction from the Chief Compliance Officer or such person or persons that the Chief Compliance Officer may from time to time designate to make such authorizations. Except that Personal Securities Transactions by the Chief Compliance Officer  shall  require  prior  authorization  from  Northern  Lights  Distributors,  LLC,  who  shall perform  the  review  and  approval   functions  relating  to  reports  and  trading  by  the  Chief Compliance   Officer.   The   Fund   shall   adopt   the   appropriate   forms   and   procedures   for implementing this Code of Ethics.

Any authorization so provided is effective until the close of business on the fifth trading day after the authorization is granted. In the event that an order for the Personal Securities Transaction is not placed within that time period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the order originally amends the order in any manner.   Authorizations for “good until canceled” orders are effective unless the order conflicts with a Fund order.

If a person wishing to effect a Personal Securities Transaction learns, while the order is pending, that the same Security is being considered  for Purchase  or Sale by a Fund, such person  shall cancel the trade.

Affiliated Persons and/or Officers are required to obtain pre-clearance for all personal securities transactions involving shares of the Fund from the Fund’s Chief Compliance Officer, and meet the Fund’s requirements for section 16 reporting.

Investment  Personnel  of the Fund or Adviser  must obtain approval  from the Fund or Adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or a Limited Offering.

V.  REPORTING AND MONITORING

The Chief Compliance  Officer or his designees  shall monitor  all personal  trading activity  of all Access Persons pursuant to the procedures established under this Code.     An Access Person of a Fund who is also an access person of the Fund’s principal underwriter or its affiliates or an Access Person of a Fund’s Adviser may submit reports required by this Section on forms prescribed by the Code of Ethics of such principal underwriter,  or Adviser, provided that such forms comply with the requirements of Rule 17j-1(d)(1) of the 1940 Act.

1.   Disclosure of Personal Brokerage Accounts.  Within ten days of the commencement of employment or at the commencement of a relationship with the Fund, all Access Persons, except Independent  Trustees, are required to submit to the Chief Compliance Officer a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they control or in which they or an Immediate Family member has Beneficial Ownership.     Such  report  must  contain  the  date  on  which  it  is  submitted  and  the information in the report must be current as of a date no more than 45 days prior to that date.  In addition, if a new brokerage account is opened during the course of the year, the Chief Compliance Officer must be notified immediately.

The  information   required  by  the  above  paragraph  must  be  provided  to  the  Chief Compliance Officer on an annual basis, and the report of such should be submitted with the annual holdings reports described below.

Each of these accounts is required to furnish duplicate confirmations  and statements to the Chief Compliance Officer. These statements and confirms for the Fund may be sent to its Adviser.

2.  Initial Holdings Report.   Within ten days of becoming an Access Person (and with information  that is current as of a date no more than 45 days prior to the date that the person  becomes an Access Person),  each Access Person, except Independent  Trustees, must submit (i) a holdings report that must contain, at a minimum, the title and type of Security,  and as applicable,  the exchange  ticker  symbol or CUSIP  number,  number  of shares, and principal amount of each Covered Security in which the Access Person has any direct  or indirect Beneficial  Ownership  and (ii) the name of any broker, dealer  or bank with whom the Access Person maintained an account in which any securities were held  for  the  Access  Person’s  direct  or indirect  benefit  as of the date they  became  an Access Person.  This report must state the date on which it is submitted.

3.   Annual  Holdings  Reports.    All  Access  Persons,  except  Independent  Trustees,  must supply the information  that is required in the initial holdings report on an annual basis, and such information must be current as of a date no more than 45 days prior to the date that  the  report  was  submitted.    Such  reports  must  state  the  date  on  which  they  are submitted.

4.   Quarterly  Transaction  Reports.    All  Access  Persons,  except  Independent  Trustees, shall report to the Chief Compliance Officer or his designees the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

a.   The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP  number,  interest  rate and  maturity  date,  number  of  shares,  and  the principal amount of each Covered Security;

b.   The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.

The price of the Covered Security at which the transaction was effected; and

d.   The name of the broker, dealer, or bank with or through whom the transaction was effected.

e.

The date the Access Person Submits the Report.

Reports pursuant to this section of this Code shall be made no later than 30 days after the end  of the  calendar  quarter  in  which  the transaction  to  which  the  report  relates  was effected,  and  shall  include  a  certification  that  the  reporting  person  has  reported  all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements  of this Code. Confirmations and Brokerage Statements sent directly to the appropriate address noted above is an acceptable form of a quarterly transaction report.

5.   Quarterly  New  Account  Reports.  All  Access  Persons,  except  Independent  Trustees, must submit a quarterly new account report with respect to any account established  by such  a  person  in  which  any  securities  were  held  during  the  quarter  for  the  direct  or indirect benefit of the Access Person, no later than 30 days after the end of a calendar quarter.  The Quarterly New Account Report shall cover, at a minimum, all accounts at a broker-dealer,   bank  or  other  institution  opened  during  the  quarter  and  provide  the following information:

a.   the  name  of  the  broker,  dealer  or  bank  with  whom  the  Access  Person  has established the account;

b.   the date the account was established;

c.

the date that the report is submitted by the Access Person.

An Independent Trustee need only make a quarterly transaction report if he or she, at the time of the transaction,  knew, or in the ordinary  course of fulfilling  his or her official duties  as  a  Trustee,  should  have  known  that  during  the  15-day  period  immediately preceding  or  following  the  date  of  the  transaction  by  the  Independent  Trustee,  the Covered Security was purchased or sold by a Fund or was considered for purchase or sale by a Fund. An Independent Trustee must also submit a quarterly transaction report with respect to transactions occurring in such quarter in Fund shares if such Trustee knew, or in the ordinary  course of fulfilling  his or her official  duties as a Trustee  of the Fund, should have known details of specific securities transactions  made or being considered for the Fund’s portfolio on the date of and during the 15-day period immediately before or after the Trustee’s transaction in Fund shares.

An Access Person of the Fund who is also an Access Person of the Fund’s principal underwriter or an Access Person of a Fund’s Adviser may submit reports required by this Section  on  forms  prescribed  by  the  Code  of  Ethics  of  such  principal  underwriter, investment  adviser,  or sub-adviser,  provided  that  such  forms  contain  substantially  the same information as called for in the forms required by this Section and comply with the requirements of Rule 17j-1(d)(1).

VI. ENFORCEMENTS  AND PENALTIES

The Chief Compliance Officer or his designee shall review the transaction information  supplied by Access Persons.  If a transaction appears to be a violation of this Code, the transaction will be reported to the Fund’s Board of Trustees.

Upon being informed of a violation of this Code, the Fund’s Board of Trustees may impose sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination  of the  employment  of the violator,  or a request  for  disgorgement  of any  profits received from a securities transaction effected in violation of this Code.  The Fund shall impose sanctions in accordance with the principle that no Access Person may profit at the expense of its clients.  Any  losses  are  the  responsibility  of  the  violator.  Any  profits  realized  on  personal securities transactions  in violation of the Code must be disgorged in a manner directed by the Board of Trustees.

At least annually and at a regular meeting of the Board, the Chief Compliance Officer shall issue a report on Personal Securities Transactions by Access Person. The report submitted to the board shall:

1.   Summarize existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;

2.   Identify any violations of this Code and any significant remedial action taken during the prior year; and;

3.   Identify any recommended changes in existing restrictions or procedures based upon the experience  under  the Code,  evolving  industry  practices  or developments  in applicable laws and regulations.

VII.     RECORDKEEPING

The Fund  shall  cause  the records  enumerated  in this Section  VII  (a)  through  (e)  below  to  be maintained in an easily accessible place and shall cause such records to be made available to the Commission  or any representative  of the  Commission  at any time  and  from  time  to  time  for reasonable periodic, special or other examinations.

Specifically, the Fund shall maintain:

a.         a copy of the Code of Ethics adopted by the Fund that is in effect, or at any time within the previous five (5) years was in effect in an easily accessible place;

b.         a record of any violation of the Code of Ethics, and of any action taken as a result of such violation, in an easily accessible place, for at least five (5) years after the end of the fiscal year in which the violation occurs;

c.         a copy of each report  made by an Access  Person  as required  by this Code  of

Ethics for at least five (5) years after the end of the fiscal year in which the report is  made  or  the  information  is  provided,  the  first  two  (2)  years  in  an  easily accessible place;

d.         a record of all persons, currently or within the past five years, who are or were required to make reports under Section V of this Code of Ethics, or who are or were responsible for reviewing these reports, in an easily accessible place; and

e.

a copy of each report required by Section V of this Code of Ethics, for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place.

The  Fund  must  maintain  a  record  of  any  decision,  and  the  reasons  supporting  the decision, to approve the acquisition by Investment Personnel of securities under Section IV, for at least five years after the end of the fiscal year in which the approval is granted.

VIII.   ACKNOWLEDGMENT

The Fund must provide all Access Persons with a copy of this Code.  Upon receipt of this Code, all Access Persons must do the following:

All new Access Persons must read the Code, complete all relevant forms supplied by the Chief Compliance Officer (including a written acknowledgement  of their receipt of the Code in a form substantially  similar to the example below), and schedule a meeting with the Chief Compliance Officer to discuss the provisions herein within two calendar weeks of employment.

I certify that I have read and understand the Code of Ethics of and recognize that I am subject to it.  [if an employee of the Adviser] I further certify I will fulfill my personal securities holdings and transactions reporting obligates through the procedures of the Adviser with respect to covered securities.

Printed Name:                                                   Signature:

Date:

Existing Access Persons who did not receive this Code upon hire, for whatever reason, must read the Code,  complete all relevant  forms supplied  by the Chief Compliance  Officer (including  a written acknowledgement  of their receipt of the Code), and schedule a meeting with the Chief Compliance Officer to discuss the provisions herein at the earliest possible time, but no later than the end of the current quarter.

All Access Persons must certify on an annual basis that they have read and understood the Code.